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                                                                     Exhibit 2.2

AGREEMENT dated March 6, 1998, by and among KATZ DIGITAL TECHNOLOGIES, INC., a Delaware corporation, having an address at Twenty-One Penn Plaza, New York, New York 10001 (hereafter referred to as "KDTI"); KATZ N.Y. ACQUISITION, INC., a Delaware corporation, having an address at Twenty-One Penn Plaza, New York, New York 10001 (hereafter referred to as "KDTI-NY" or "Purchaser"); MOONDANCE, INC. a New York corporation formerly known as SPEED GRAPHICS, INC., having an address at 40 Central Park South, New York, New York 10119 (hereafter referred to as "MI"); DDP, INC., a New York corporation, having an address at 40 Central Park South, New York, New York 10119 (hereafter referred to as "DDP", and, collectively with MI referred to as "MOON"); and RONALD KRIVOSHEIW, an individual residing at 40 Central Park South, New York, New York 10019 (hereafter referred to as "RONALD").

                              W I T N E S S E T H :

WHEREAS, KDTI, KDTI-NY, MOON and RONALD are parties to that certain Asset Acquisition Agreement dated as of January 1, 1998 (the "Acquisition Agreement");

WHEREAS, RONALD, Purchaser and KDTI-NY wish to provide herein for certain amendments to the Acquisition Agreement and for the mutually acceptable terms of the termination of RONALD's employment with Purchaser; and.

WHEREAS, MOON has agreed to accept prepayment of the Promissory Note and the parties have agreed that the Purchase Price for the Acquired Assets (as such capitalized terms are defined in the Acquisition Agreement) will be adjusted in the manner provided for in this Agreement, and the parties have therefore agreed to modify the Acquisition Agreement upon the terms and conditions hereof.

NOW, THEREFORE, in consideration of the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding anything to the contrary in the Acquisition Agreement, the parties hereto agree as follows:

I. Capitalized terms in this Agreement are used with the same respective meanings ascribed thereto in the Acquisition Agreement.

II. The number of Shares is hereby reduced to 173,913 shares of Common Stock.

III. The Excluded Assets shall be deemed to include a 1987 Rolls Royce automobile (VIN SCAZN02A1HCX20634) (the "Rolls Automobile") and a 1997 Lexus automobile (VIN JT6HJ88J3V0173916) (the "Lexus Automobile"). The Motor Vehicle Lease Agreement dated November 13, 1997 between MOON and Lexus Financial Services New York, as assignee of Rallye Lexus, regarding the Lexus Automobile shall not be cancelled or transferred to KDTI and shall remain in full force and effect and shall be the sole liability and responsibility of MOON.

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IV. Purchaser hereby acknowledges receipt of (i) the Share Certificate (together with a stock power duly executed, in such manner as is necessary to transfer the Shares represented thereby in accordance with Article 8 of the Uniform
Commercial Code of New York) representing 293,848 shares of Common Stock and
(ii) the Promissory Note, each of which previously was delivered by MI to KDTI for reissuance in the name of "Moondance, Inc."

V. Concurrently with the execution and delivery of this Agreement:

            a. KDTI has paid $1,750,000.00 to MI in immediately available funds by wire transfer to Mellon Bank, Pittsburgh, PA (ABA No. 043-000261), for credit to Merrill Lynch (Acct. No. 101-1730), for final credit to the account of Ronald Krivosheiw (Acct. No. 821- 61183);

            b. a Share Certificate representing the Shares (as such term has been amended by this Agreement) has been issued to Moondance, Inc.;

            c. KDTI has executed and delivered documents transferring ownership of the Rolls Automobile to MI;

            d. KDTI has delivered to MOON a copy of a letter from The Bank of New York acknowledging and agreeing to (i) the prepayment and cancellation of the Promissory Note as contemplated by this Agreement and (ii) the termination of the Subordination Agreement.

VI. MI and RONALD acknowledge that no interest or other amounts shall be due or payable under the Promissory Note for the period beginning March 1, 1998.

VII. The Purchase Price shall not be adjusted as provided in Section 3.3.2 of the Acquisition Agreement, and any and all rights of either party with respect to any adjustment to the Purchase Price provided for in Section 3.3.2 of the Acquisition Agreement are hereby waived by the parties.

VIII. The parties agree that the portion of the Purchase Price allocated to the value of the machinery and equipment constituting part of the Acquired Assets, including furniture and computer equipment but excluding leasehold improvements, shall be $3,075,350.00. The parties agree that the value of such leasehold improvements is as stated on the Closing Date Balance Sheet prepared by the Present Accountants. The parties further acknowledge that there are certain other Closing Date Balance Sheet accounts, the value of which have not yet been finally agreed upon, and that such value shall be resolved in accordance with the provisions of Section 3.3.1 of the Acquisition Agreement.

IX. Section 8.7 of the Acquisition Agreement is hereby deleted in its entirety and RONALD hereby resigns as an officer and director of KDTI. Nothing in this Agreement shall or shall be deemed to limit, alter or otherwise affect in any manner any rights of RONALD under (i) the


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Certificate of Incorporation of KDTI, (ii) the By-laws of KDTI or (iii) the directors' and officers' liability insurance maintained by KDTI, in each case for any acts or omissions of RONALD in his capacity as an officer, director or employee of KDTI on and after the Closing and on or prior to the date of this Agreement.

X. RONALD's employment under the Employment Agreement is hereby terminated as of the date hereof. It is agreed that such termination has been mutually agreed upon by the parties, and is without cause by the Company and other than for good reason by RONALD. RONALD acknowledges receipt in full of all compensation and other benefits due to him under the Employment Agreement, and further acknowledges that he is not entitled to any stock options under KDTI's Employee Stock Option Plan notwithstanding the provisions of Section 8.10 of the Acquisition Agreement.

XI. MOON and RONALD confirm that, notwithstanding the termination of RONALD's employment under the Employment Agreement, the non-competition covenants included in the Employment Agreement survive such termination, and MOON and RONALD agree to perform and comply with the non-competition covenants included in the Employment Agreement, as though fully set forth herein and in the Acquisition Agreement as applicable to, and enforceable against, both MOON and RONALD; provided, however, that for purposes of this Agreement the term "Restricted Period" shall mean the period commencing on the day hereof and ending on the fifth anniversary of the date of this Agreement.

XII. KDTI will continue to carry RONALD as an insured under KDTI's group health insurance plan during the eighteen (18) month period following the date of this Agreement, and will reimburse RONALD for the cost of maintaining such coverage (the "Insurance Reimbursement"), and if such coverage may under the provisions of applicable law be extended beyond such eighteen (18) month period, then KDTI will continue such coverage and Insurance Reimbursement for up to six (6) months (or such lesser period permitted by applicable law) following the end of the initial eighteen (18) month period.

XIII. For the two (2) week period beginning on March 6, 1998, KDTI agrees to make Kelli Began (or if she resigns her employment, any other KDTI secretary approved by RONALD, such approval not to be unreasonably withheld or delayed) available during normal business hours to (A) answer or receive telephone calls placed to, and receive messages for, RONALD or MOON at the offices of KDTI; (B) collect or receive personal correspondence addressed to RONALD or MOON and received at the offices of KDTI; and (C) forward to RONALD such telephone calls in a manner reasonably directed by RONALD and forward correspondence to him by regular mail to an address designated by him. During such period KDTI also agrees to afford RONALD (or his agents or designees) access to the offices of KDTI to remove or cause to be removed his personal effects and other items constituting the Excluded Assets.

XIV. The parties agree that the $35,000.00 reimbursement due to MOON under
Section 3.3.1 of the Acquisition Agreement for the fees of the


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Present Accountants in preparing and resolving any issues regarding the Closing
Date Balance Sheet (the "Accountants' Reimbursement") shall be satisfied in the following manner: the Present Accountants' outstanding invoice No. 0070928 dated January 31, 1998, in the amount of $25,837.00 shall be paid by MOON or Ronald, and such amount shall be credited against the $37,280.00 (the "Advance") demand obligation due from RONALD to SPEED reflected on the Closing Date Balance Sheet, leaving a balance of $11,443.00 due from RONALD on account of the Advance, and $9,163.00 due from KDTI on account of the Accountants' Reimbursement. The balance of the Accountants' Reimbursement shall be satisfied in the same manner as provided in the preceding sentence, and the remaining balance of the Advance, if any, shall be paid by crediting against such balance the amount of the Insurance Reimbursement due to RONALD from KDTI. A copy of any additional invoice(s) from the Present Accountants shall be given to KDTI.

XV. Each of KDTI and KDTI-NY reaffirms the representations and warranties contained in Section 7.3 and 7.4 of the Acquisition Agreement with respect to this Agreement to the same extent as if set forth fully herein; provided, however, that references in such representations and warranties as so reaffirmed hereby to "this Agreement and the Other Documents to which it is a party" or words of similar effect shall be deemed to be references to this Agreement.

XVI. Each of MOON and Ronald reaffirms the representations and warranties contained in Section 6.18 and 6.19 of the Acquisition Agreement with respect to this Agreement to the same extent as if set forth fully herein; provided, however, that references in such representations and warranties as so reaffirmed hereby to "this Agreement and the Other Documents to which it is a party" or words of similar effect shall be deemed to be references to this Agreement.

XVII. The parties acknowledge and agree that neither this Agreement nor any of the transactions contemplated hereby shall constitute or shall be deemed to constitute a breach of any of the parties' respective representations, warranties, covenants or other agreements in the Acquisition Agreement or the Employment Agreement.

XVIII. The provisions of Sections 10.1, 10.2, 10.5, 10.7, 10.8 and 10.9 of the Acquisition Agreement are incorporated by reference in this Agreement as if separately stated herein; provided, however, that references in such Sections as so incorporated herein to "this Agreement and the Other Documents" or words of similar effect shall be deemed to be references to this Agreement.

XIX. Except as amended by this Agreement, the Acquisition Agreement remains in full force and effect.

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IN WITNESS WHEREOF, the individual parties have executed and the corporate parties have each caused its corporate name to be hereunto subscribed by their respective duly authorized officers on the date first written above.

KATZ DIGITAL TECHNOLOGIES, INC.         KATZ N.Y. ACQUISITION INC.


By:                                     By:
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    GARY KATZ                               GARY KATZ
    Chief Executive Officer                 President


MOONDANCE, INC.                         DDP, INC.

By:                                     By:
    ----------------------                  ----------------------
    Name: Ronald Krivosheiw                 Name: Ronald Krivosheiw
    Title: President                        Title:


--------------------------
Ronald Krivosheiw


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